EXHIBIT 23.1
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ALTSCHULER, MELVOIN AND GLASSER LLP
Certified Public Accountants and Consultants
A California Limited Liability Partnership






                         CONSENT OF INDEPENDENT AUDITORS


We consent to the Incorporation by reference in the Registration Statement of Signature Eyewear, Inc. on Form S-8 (File No. 33-48109) of our report dated April 5, 2002 (except for Notes 6 and 7, which are as of July 8, 2002 and Note 9, which is as of July 30, 2002), on our audits of the consolidated financial statements and financial statement schedule of Signature Eyewear, Inc. as of October 31, 2001 and 2000, and for each of the three years in the period ended October 31, 2001, which report is incorporated by reference in this Annual Report on Form 10K.





Los Angeles, California
October 18, 2002